UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2006

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2006, the registrant received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market, Inc. notifying the registrant that its common stock is subject to delisting from The Nasdaq National Market due to the registrant’s failure to evidence a closing bid price of $1.00 per share, as required by Nasdaq Marketplace Rule 4450(a)(5), prior to the expiration of the 180-day “grace” period previously provided to the registrant, which expired on March 15, 2006. The notice from Nasdaq follows the registrant’s announcement on September 20, 2005 that the registrant had been granted the 180-day period by Nasdaq to remedy the bid price deficiency. Due to the registrant’s failure to regain compliance with Nasdaq Marketplace Rule 4450(a)(5), the registrant’s common stock is scheduled to be delisted from the Nasdaq National Market at the opening of business on March 27, 2006, unless the registrant requests a hearing before the Nasdaq Listing Qualifications Panel.

The registrant plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff determination to delist the registrant’s common stock and to seek continued listing of its common stock on The Nasdaq National Market. The request for a hearing will stay the Staff determination to delist the registrant’s common stock until the Listing Qualifications Panel renders a determination subsequent to the hearing. The hearing is expected to be scheduled within 30-45 days of the registrant’s request.

There can be no assurances that the Listing Qualifications Panel will grant the registrant’s request for continued listing on The Nasdaq National Market, in which case the registrant’s common stock could be transferred to The Nasdaq Capital Market or delisted from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

	By:	/s/ Harry Stylli
Date: March 21, 2006		Harry Stylli
President and Chief Executive Officer

3